Exhibit 99.1

ResMed Inc. Announces Results for the Second Quarter of Fiscal Year 2015

Second quarter revenue increased 10% to $423 million; up 14% on a constant currency basis

Second quarter GAAP diluted earnings per share of $0.64

Second quarter operating cash flow of $106.0 million

Company repurchased 667,000 shares in the second quarter

San Diego, January 22, 2015 – ResMed Inc. (NYSE: RMD) today announced results for its quarter ended December 31, 2014. Revenue for the quarter was $423.0 million, a 10 percent increase compared to the quarter ended December 31, 2013 (a 14 percent increase on a constant currency basis). Net income was $91.2 million, an increase of 5 percent compared to the quarter ended December 31, 2013. Diluted earnings per share for the quarter were $0.64, an increase of 7 percent compared to the quarter ended December 31, 2013.

“We are pleased to report strong double-digit revenue growth, demonstrating excellent progress with our new product launches,” said Mick Farrell, ResMed’s chief executive officer. “We achieved robust commercial performance across all regions, including double-digit growth in the Americas.”

“During the quarter, we continued to roll out the ResMed Air Solutions Platform with the launch of our AirCurve™ 10 series of cloud-connected bilevel devices. We also continued the global roll-out of our new life support ventilation system, the Astral™ platform. We drove consumer awareness of sleep by launching the S+ by ResMed, the world’s first non-contact sleep management solution that helps you monitor and improve your sleep health; we also integrated the S+ with Apple HealthKit. On the legal front, we won a patent infringement lawsuit as we defend our broad portfolio of over 5,000 patents and designs,” said Farrell. “We drove top-line revenue growth in the first half of this fiscal year by launching a strong, innovative portfolio of products and solutions. Longer term, we are focused on our strategy to continue to grow our core sleep apnea market, as well as to invest in high-potential growth opportunities: helping patients with COPD, neuromuscular disease, and cardio-respiratory conditions. Our results this quarter show that our solutions continue to meet the needs of our key customer groups, including patients, physicians, healthcare providers and payers. We are executing to our mission: improving patient quality-of-life, lowering healthcare costs, and preventing chronic disease progression.”

Analysis of second quarter results

In the second quarter of fiscal year 2015, revenue in the Americas was $231.0 million, a 12 percent increase over the prior year’s quarter. Revenue in combined Europe and Asia Pacific was $192.0 million, an 8 percent increase compared to the quarter ended December 31, 2013 (a 16 percent increase on a constant currency basis).

Gross margin in the second quarter was 62.2 percent, lower than the prior year, mainly due to an unfavorable product mix and declines in average selling prices, which were partially offset by manufacturing and supply chain improvements.

Selling, general and administrative expenses were $122.5 million for the quarter, a 10 percent increase (a 15 percent increase on a constant currency basis) over the quarter ended December 31, 2013. SG&A expenses were 29.0 percent of revenue in the quarter, compared to 29.1 percent in the quarter ended December 31, 2013, primarily due to higher marketing costs associated with recent product releases and an increase in variable employee compensation costs.

Research and development expenses were $29.3 million for the quarter, or 6.9 percent of revenue. R&D expenses decreased by 1 percent (a 7 percent increase on a constant currency basis) compared to the quarter ended December 31, 2013.

Operating profit for the quarter was $109.1 million and cash flow from operations was $106.0 million.

Amortization of acquired intangible assets was $2.3 million ($1.7 million, net of tax) during the quarter. Stock-based compensation costs incurred during the quarter of $11.7 million ($8.1 million, net of tax) consisted of expenses associated with employee equity grants, and the company’s employee stock purchase plan.

Share repurchase program

During the quarter, the company repurchased 667,000 shares at a cost of $33.5 million, as part of its ongoing capital management program.

Dividend program

The ResMed board of directors today declared a quarterly dividend of $0.28 per share. The dividend will have a record date of February 12, 2015, payable on March 19, 2015. The dividend will be paid in U.S. currency to holders of ResMed’s common stock trading on the New York Stock Exchange. Holders of Chess Depositary Instruments trading on the Australian Securities Exchange will receive an equivalent amount in Australian currency, based on the exchange rate on the record date, and reflecting the 10:1 ratio between CDIs and NYSE shares. The ex-dividend date will be February 10, 2015 for common stock holders and for CDI holders. ResMed has received a waiver from the ASX’s settlement operating rules, which will allow ResMed to defer processing conversions between its common stock and CDI registers from February 10, 2015 through February 12, 2015, inclusive.

Webcast details

ResMed will discuss its financial and business results and its business outlook on its webcast at 1:30 p.m. U.S. Pacific Standard Time today. The live webcast of the call can be accessed on ResMed’s website at www.resmed.com. Please allow extra time before the call to visit the website and download the streaming media player (Windows Media Player), required to listen to the internet broadcast. The online archive of the broadcast will be available after the live call on ResMed’s website. In addition, a telephone replay of the conference call will be available approximately two hours after the call by dialing 630-652-3042 (U.S.) and +1 630-652-3042 (international) and entering a passcode of 38663898. The telephone replay will be available until February 5, 2015.

About ResMed

ResMed changes lives by developing, manufacturing and distributing medical equipment for treating, diagnosing, and managing sleep-disordered breathing, chronic obstructive pulmonary disease, and other chronic diseases. We develop innovative products and solutions to improve the health and quality of life of those who suffer from these conditions, and we work to raise awareness of the potentially serious health consequences of untreated sleep-disordered breathing. For more information on ResMed, visit www.resmed.com.

Safe harbor statement

Statements contained in this release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements — including statements regarding ResMed’s projections of future revenue or earnings, expenses, new product development, new product launches and new markets for its products — are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Additional risks and uncertainties are discussed in ResMed’s periodic reports on file with the U.S. Securities & Exchange Commission. ResMed does not undertake to update its forward-looking statements.

Investors:

Agnes Lee

Senior Director, Investor Relations

(858) 836-5971

investorrelations@resmed.com

News Media:

Alison Graves

Director, Global Corporate Communications

(858) 836-6789

news@resmed.com

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2014	2013	2014	2013
Net revenue	$422,952	$384,341	$803,351	$742,003
Cost of sales	159,730	135,582	302,816	265,263

Gross profit	263,222	248,759	500,535	476,740

Operating expenses:
Selling, general and administrative	122,520	111,748	233,041	213,071
Research and development	29,294	29,537	59,318	56,900
Amortization of acquired intangible assets	2,262	2,454	4,355	4,866

Total operating expenses	154,076	143,739	296,714	274,837

Income from operations	109,146	105,020	203,821	201,903

Other income (expenses), net:
Interest income (expense), net	5,418	6,752	11,003	13,166
Other, net	947	(2,311)	2,617	(3,539)

Total other income (expenses), net	6,365	4,441	13,620	9,627

Income before income taxes	115,511	109,461	217,441	211,530
Income taxes	24,330	22,825	43,001	43,964

Net income	$91,181	$86,636	$174,440	$167,566

Basic earnings per share	$0.65	$0.61	$1.25	$1.18
Diluted earnings per share	$0.64	$0.60	$1.22	$1.15
Basic shares outstanding	140,048	142,202	140,104	142,103
Diluted shares outstanding	142,202	145,335	142,468	145,412

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited - In thousands)

	December 31,	June 30,
	2014	2014
ASSETS
Current assets:
Cash and cash equivalents	$880,695	$905,730
Accounts receivable, net	340,427	359,593
Inventories	218,062	165,418
Prepayments, deferred income taxes and other current assets	119,307	125,468

Total current assets	1,558,491	1,556,209

Property, plant and equipment, net	408,219	434,277
Goodwill and other intangible assets, net	320,966	334,510
Deferred income taxes and other non-current assets	38,886	35,966

Total non-current assets	768,071	804,753

Total assets	$2,326,562	$2,360,962

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$80,004	$85,405
Accrued expenses	134,071	130,656
Deferred revenue	36,883	42,370
Income taxes payable	8,027	10,392
Deferred income taxes	625	717
Current portion of long-term debt	0	18

Total current liabilities	259,610	269,558

Non-current liabilities:
Deferred income taxes	9,615	10,716
Deferred revenue	17,472	16,352
Income taxes payable	1,754	5,318
Non-current portion of long-term debt	449,663	300,770

Total non-current liabilities	478,504	333,156

Total liabilities	738,114	602,714

Stockholders’ Equity:
Common stock	562	561
Additional paid-in capital	1,161,335	1,117,644
Retained earnings	1,876,359	1,780,396
Treasury stock	(1,368,308)	(1,291,910)
Accumulated other comprehensive income	(81,500)	151,557

Total stockholders’ equity	$1,588,448	$1,758,248

Total liabilities and stockholders’ equity	$2,326,562	$2,360,962

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited - In thousands)

	Six Months Ended December 31,	Six Months Ended December 31,
	2014	2013
Cash flows from operating activities:
Net income	$174,440	$167,566
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	37,451	36,450
Gain on disposal of business	(709)	—
Stock-based compensation costs	23,084	21,460
Foreign currency revaluation	390	1,970
Excess tax benefit from stock-based compensation arrangements	(10,889)	(9,486)
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	11,067	22,061
Inventories, net	(64,406)	(29,634)
Prepaid expenses, net deferred income taxes and other current assets	(4,309)	2,094
Accounts payable, accrued expenses and other liabilities	26,419	(37,891)

Net cash provided by operating activities	192,538	174,590

Cash flows from investing activities:
Purchases of property, plant and equipment	(39,675)	(36,426)
Patent registration costs	(4,810)	(3,343)
Business acquisitions, net of cash acquired	(17,781)	(3,172)
Investments in cost-method investments	(10,500)	(1,525)
Proceeds from sale of business	468	—
Purchases of foreign currency options	—	(405)
Payments on maturity of foreign currency contracts	(28,300)	(4,079)

Net cash used in investing activities	(100,598)	(48,950)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	9,931	10,136
Excess tax benefit from stock-based compensation arrangements	10,889	9,486
Purchases of treasury stock	(84,055)	(93,592)
Payment of business combination contingent consideration	(458)	(442)
Proceeds from borrowings, net of borrowing costs	149,000	492,908
Repayment of borrowings	(19)	(360,019)
Dividends paid	(78,477)	(71,125)

Net cash (used in) / provided by financing activities	6,811	(12,648)

Effect of exchange rate changes on cash	(123,786)	(16,365)

Net increase / (decrease) in cash and cash equivalents	(25,035)	96,627
Cash and cash equivalents at beginning of period	905,730	876,048

Cash and cash equivalents at end of period	880,695	976,574

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